Exhibit 99.1

New York Stock Exchange Suspends Trading of Noranda Common Stock; Company Expects Common Stock to Trade in the Over-the-Counter Market

Franklin, Tennessee—November 25, 2015—Noranda Aluminum Holding Corporation (the “Company” or “Noranda”) announced today that it has received notification that NYSE Regulation, Inc. (“NYSE Regulation”) has determined to commence proceedings to delist the Company’s common stock from the New York Stock Exchange (“NYSE”), and that upon completion of all applicable procedures, the NYSE will file an application with the Securities and Exchange Commission to delist the stock.

NYSE Regulation advised the Company that it reached its decision to delist the common stock pursuant to Section 802.01B of the NYSE’s Listed Company Manual because the Company has fallen below the NYSE’s continued listing standard requiring listed companies to maintain an average global market capitalization over a consecutive 30 trading day period of at least $15.0 million. The Company does not intend to appeal the delisting determination.

NYSE Regulation also informed Noranda that trading in the Company’s common stock on the NYSE has been suspended as of November 25, 2015. The Company anticipates that its common stock will be traded in the over-the-counter market. However, there is no assurance that an active market will be maintained for the Company’s common stock.

Forward-Looking Statements
This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our anticipation that the Company’s common stock will be traded in the over-the-counter market. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause the Company’s actual results to differ materially from those expressed in forward-looking statements, including, without limitation, failure of market makers to provide quotations on Company common stock.

Forward-looking statements contain words such as “believes,” “expects,” “will,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to Noranda’s strategy, plans or intentions. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise except as otherwise required by law. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs.

For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

Exhibit 99.1

About the Company
Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils.

Contact Information:
John A. Parker
Vice President of Communications and Investor Relations
(615) 771-5734
john.parker@noralinc.com